Exhibit 10.2



                       CONFIDENTIAL TREATMENT REQUESTED

***Certain portions of this exhibit have been omitted and marked with "***". Copies of this exhibit containing the omitted information have been filed separately with the SEC pursuant to the Company's Application for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.



              LICENSE AGREEMENT FOR ALTAIR TiO2 PIGMENT TECHNOLOGY
                                     BETWEEN
            ALTAIR NANOTECHNOLOGIES, INC., ALTAIR NANOMATERIALS, INC.
                           AND WESTERN OIL SANDS INC.

         THIS LICENSE AGREEMENT (this "Agreement") is entered into effective as of this 23 day of January, 2004 (the "Effective Date"), by and between Altair Nanotechnologies, Inc., a Canadian corporation and Altair Nanomaterials, Inc., a Nevada corporation (collectively, "Altair") and Western Oil Sands Inc., an Alberta corporation ("Western").

         WHEREAS Western would like to develop business opportunities by capitalising on the concentrations of titanium and zirconium in certain heavy mineral deposits;

         WHEREAS Altair has a proprietary process that extracts Ti values from ilmenite ore to produce pigment grade TiO2 and currently possesses certain hydrometallurgical, mineral processing, mineralogical, and analytical capabilities required to optimise heavy mineral recoveries from a variety of mineral resources and to recover titanium and other metals from heavy mineral concentrates;

         WHEREAS Western is interested in evaluating and licensing the AHPP for the purpose of applying it to heavy minerals contained in oil sands, tar sands and other heavy oil and mineral deposits;

         WHEREAS Altair would like to provide certain technical services to Western for the evaluation, and possibly the development and commercialisation of, the AHPP; and

         WHEREAS Western would like to take licenses from Altair, and Altair desires to grant Western licenses, of Altair's intellectual property to evaluate, develop, and commercialise the AHPP, all in accordance with and subject to the terms and conditions set forth herein.

         NOW THEREFORE the parties hereto agree as follows:

ARTICLE 1
                                   DEFINITIONS

1.1 In this Agreement, the following terms shall have respective meanings ascribed thereto:

         (a) "AHPP" or "Altair Hydrochloric Pigment Process" means the proprietary process that extracts Ti values from ilmenite ore to produce pigment grade and other high quality TiO2. Various portions of the AHPP are disclosed in the Licensed Patent Rights. The AHPP does not include any product or process disclosed in any Altair patent or patent application not referenced on Exhibit B or any proprietary process related thereto.

         (b)  "Alberta  Licensed  Products" has the meaning  ascribed thereto in
              Section 3.1 of this Agreement.

         (c) "Canada and Minnesota Licensed Products" has the meaning ascribed thereto in Subsection 3.2(a) of this Agreement.

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

         (d) "Commercial Production" means production at a level equal to or greater than fifty percent of the name plate capacity of the relevant production facility.

         (e) "Conceive" means contributing to the conception of an invention within the meaning of U.S. patent laws under 35 U.S.C. et seq.

         (f) "Develop" means substantial participation in, or providing funding to be utilised under this Agreement for, reducing conceived subject matter to practice or advancing the state of development of such subject matter toward commercialisation or beyond.

         (g)  "Effective Date" means the date of this Agreement.

         (h) "Improvement," with respect to the AHPP, means any derivative, modification, improvement, alteration, or enhancement of the AHPP.

         (i) "Intellectual Property" means intellectual property, domestic and foreign, including, without limitation, trade secrets, proprietary confidential information, copyrights, trademark rights, patents, patent applications, industrial designs, and utility models. In the case of Altair's Intellectual Property, the terms patent and patent applications include the Licensed Patent Rights.

         (j) "Joint Intellectual Property" has the meaning ascribed thereto in Subsection 6.1(a) of this Agreement.

         (k) "License #1" means the license granted by Altair to Western pursuant to Section 3.1 of this Agreement.

         (l) "License #2" means the license granted by Altair to Western pursuant to Subsection 3.2(a) of this Agreement.

         (m) "License #3" means the license granted by Altair to Western pursuant to Subsection 3.2(b) of this Agreement.

         (n) "Licensed Patent Rights" shall mean the U.S. patents and patent applications and the international patent applications identified in Exhibit B, any Improvements thereto and any divisions, continuations or continuations-in-part thereof, any international or foreign patent applications corresponding thereto and any U.S. or foreign patents or the equivalent thereof issuing thereon or any reissue or extension thereof.

         (o) "Licensed Products" means Pigment Products and Titanium Dioxide Products. Notwithstanding any other provision of this Agreement, in no event shall Nanomaterials be considered to be Licensed Products.

         (p) "Nanomaterials" means materials that can be produced purposely and specifically, using the AHPP, by controlled precipitation or crystallization of titanium dioxide using various additives from an aqueous titanium chloride solution with the explicit objective of limiting the primary TiO2 product particle dimensions to less than 100 nm.

         (q) "Net Sales Revenue" means the price (plus the fair market value of all non-cash consideration) paid to Western (or a sublicensee of Western, as applicable) for any sale, transfer or other disposition of Licensed Product less: (i) actual cost of shipping the Licensed Product to or for the purchasers of the Licensed Product; (ii) credit or cash discounts for returns of Licensed Product; (iii) any tax, duty, imposts, or other government charge on the sale, transportation, or delivery of Licensed Products; and
              (iv) allowances for damaged or defective Licensed Product. In the case of any sale, transfer or disposition of Licensed Product to a subsidiary or affiliate of Western or its sublicensees, as applicable, Net Sales Revenue shall be equal to the fair market value of such Licensed Product. Net Sales Revenue shall also include any revenue (plus the fair market value of all non-cash consideration) Western (or a sublicensee of Western, as applicable) receives for the performance of services involving the use of the AHPP, or an Improvement of the AHPP Conceived or Developed by Altair in the course of its performance under this Agreement or under any other agreement to the extent that such Improvement is owned by Altair, to produce Licensed Products for or on behalf of a third party.

         (r) "Oil Sands Resources" means the heavy mineral reserves that occur in oil sands, tar sands and other heavy oil resources.

         (s) "Other Licensed Products" has the meaning ascribed thereto in Subsection 3.2(b) of this Agreement.

         (t) "Phase "X"" means the portion of the Phased Development Plan identified as "Phase "X"" (e.g., "Phase I") in attached Exhibit A.

         (u)  "Phase II Commencement Option" has the meaning ascribed thereto in
              Section 2.1 of this Agreement.

         (v) "Phase III Commencement Option" has the meaning ascribed thereto in Section 2.1 of this Agreement.

         (w) "Phased Development Plan" means the Phased Development Plan set out in Exhibit A to this Agreement, as such plan may be amended from time to time.

         (x) "Pigment Products" means titanium dioxide pigment and related products made using the AHPP or an Improvement of the AHPP Conceived or Developed by Altair in the course of its performance under this Agreement or under any other agreement to the extent that such Improvement is owned by Altair; provided, however, that in no event shall Altair be required to license or disclose any Improvement to Western (i) that Altair is not allowed to license or disclose because of an existing confidentiality agreement, license agreement or other agreement between Altair and a third party, the existence of which has been disclosed to Western and which is listed in Exhibit D, or (ii) which relates to the use of AHPP for non-pigment related applications.

         (y) "Primary Ore Resources" means resources derived from hard rock massive ilmenite deposits; examples being the Minnesota resources like Longnose and Water Hen.

         (z) "Solely Owned Intellectual Property" has the meaning ascribed thereto in Subsection 6.1(d) of this Agreement.

         (aa) "Titanium Dioxide Products" means high grade titanium dioxide (which can be used to make titanium metal) made using the AHPP or an Improvement of the AHPP Conceived or Developed by Altair in the course of its performance under this Agreement or under any other agreement to the extent that such Improvement is owned by Altair; provided, however, that in no event shall Altair be required to license or disclose any Improvement to Western that Altair is not allowed to license or disclose because of a confidentiality agreement, license agreement or other agreement between Altair and a third party with the intent of making titanium metal. The term Titanium Dioxide Products does not include any titanium dioxide product made using a process disclosed in any Altair patent or patent application not referenced on Exhibit B or any proprietary process related thereto.

         bb) "Western's ERA director" means Western's Energy Research Alliance director, being The Technology Store, Inc., subject to the provisions of Section 2.2 of this Agreement.

1.2 The following Exhibits, as amended from time to time, are attached to and form part of this Agreement:

         Exhibit A -Phased Development Plan
         Exhibit B - Altair Patents and Patent Applications
         Exhibit C - Public Announcement
         Exhibit D - List of Third Party Confidentiality Agreements, License Agreements and Other Agreements

                                   ARTICLE 2
                            DEVELOPMENT COLLABORATION

2.1 Project Phases: Altair and Western shall conduct research and development according to the Phased Development Plan. Phase I shall commence on the Effective Date. Phase II shall commence upon Western's providing Altair with written notice of election to pursue Phase II ("Phase II Commencement Option"). Phase III shall commence upon Western's providing Altair with written notice of election to pursue Phase III ("Phase III Commencement Option"); provided, however, that Phase III shall not commence unless and until (i) the parties successfully complete Phase II within the Phase II Time Period (as defined in subsection 3.3(b) below), or (ii) Western spends at least US$25 million on goods or services described in Phase II of the Phased Development Plan during the Phase II Time Period. Altair shall devote its commercially reasonable efforts toward successful evaluation, development, and utilisation of technology as contemplated for each such Phase when commenced hereunder. In the event of any inconsistency between the Phased Development Plan and the terms of this Agreement, the terms of this Agreement shall prevail.

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

2.2 Western's ERA Director: From the Effective Date and until Altair is advised otherwise in writing by Western, in its sole discretion, Western shall utilise The Technology Store, Inc. as Western's ERA director. Western shall ensure that Western's ERA director and any other agent or subcontractor used by Western or Western's ERA director, and any sublicensee of Western, executes a binding written agreement with Western that names Altair as an express third party beneficiary and that requires Western's ERA director or such agent, subcontractor or sublicensee, as applicable, to (a) protect the Confidential Information of Altair to at least the same extent as Western is required to protect such information pursuant to the terms of this Agreement, and (b) comply with all other obligations, duties and responsibilities required of Western hereunder. Western will enforce each such agreement with Western's ERA director and such other agents, subcontractors and sublicensees with at least the same degree of diligence that it uses to enforce similar agreements for its own products and/or technologies, but in no event less than commercially reasonable efforts. Western will notify Altair if Western becomes aware of any material breach of any such agreement. Notwithstanding the foregoing, Western agrees that it shall remain fully responsible for any breach of the provisions of this Agreement by Western's ERA director or any of its (or Western's ERA director's) agents, subcontractors or sublicensees to the same extent as if such breach were caused by the action or inaction of Western or its employees. Western shall also be responsible to pay any and all fees of Western's ERA director.

2.3 Disclosure of Know-How and Information: Promptly following the execution of this Agreement, Altair shall disclose in writing to Western's ERA director, all information known to, or in the possession, custody or control of, Altair regarding any Licensed Product or the AHPP as would be reasonably necessary for a person skilled in the art to produce or manufacture the Licensed Products. In addition, during each Phase commenced under the Phased Development Plan, Altair shall promptly provide to Western's ERA director:

         (a) any new information known to, or in the possession, custody or control of, Altair regarding any Licensed Product or the AHPP as would be reasonably necessary for a person skilled in the art to produce or manufacture the Licensed Products that has not already been disclosed pursuant to the preceding paragraph;

         (b) all data and reports generated by or for Altair either in connection with the Phased Development Plan or relating to the AHPP or any Licensed Product; provided, however, that in no event shall Altair be required to provide or disclose any information to Western that Altair is not allowed to provide or disclose because of a confidentiality agreement, license agreement or other agreement between Altair and a third party; and

         (c) written progress summaries and technology development reports as reasonably requested by Western's ERA director to achieve the purposes of the Phased Development Plan.

Notwithstanding the foregoing or any other provision of this Agreement, in no event shall Altair be required to license or disclose any information to Western
(i) that Altair is not allowed to license or disclose because of an existing confidentiality agreement, license agreement or other agreement between Altair and a third party, the existence of which has been disclosed to Western and which is listed in Exhibit D, or (ii) that Altair is not allowed to license or disclose because of a confidentiality agreement, license agreement or other agreement between Altair and a third party with the intent of making titanium metal, or (iii) which relates to the use of AHPP for non-pigment related applications.

2.4 Payment for Phase Development: Western shall pay Altair for work under each Phase as set forth in the Phased Development Plan and, in addition, shall pay Altair royalty payments for licenses as set forth in Article 4 below.


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

2.5 Independent Contractor: Altair's work under this Agreement shall be only as an independent contractor and licensor to Western, and the parties hereby disclaim any other relationship including as agent, representative, or otherwise.

2.6 Changes to Scope of Work: The parties hereby acknowledge that Western may, in its sole discretion, reasonably revise the scope and nature of the tasks and deliverables to be completed under Phase I of the Phased Development Plan; provided however that Western shall deliver to Altair a written description of any substantial revisions. In the event that Altair believes that any such revision will affect the timing of its performance of such tasks or delivery of such deliverables, Altair may, in its sole discretion, reasonably revise any applicable time schedule or deadline to accommodate such revisions, and the Phase I Time Period (as defined in Subsection 3.3(a) below) shall be deemed to be extended by a corresponding time period. In the event that Altair believes that the requested revisions will result in any additional fees, costs or expenses, (i) Altair shall submit a proposal to Western which shall include a statement of such additional fees, costs and expenses, and (ii) Altair shall not begin work under the revised Phase I unless and until Western consents in writing to such additional fees, costs and expenses.

                                   ARTICLE 3
                                 LICENSE GRANTS

3.1 Initial License Grant: As of the Effective Date and subject to the terms and conditions of this Agreement, Altair hereby grants to Western an exclusive license, with a right to grant sublicenses to third parties (provided that no such sublicense shall be further sublicensable), under Altair's Intellectual Property rights, to make and have made Licensed Products derived from Oil Sands Resources located in Alberta ("Alberta Licensed Products"), and to use, sell, offer for sale, and distribute worldwide Alberta Licensed Products ("License #1"). License #1 is exclusive with respect to Oil Sands Resources located in Alberta only and Western shall have no right pursuant to License #1 to make, use or sell Licensed Products derived from materials of any kind located outside of Alberta. Moreover, License #1 shall not be deemed to restrict in any way Altair's right to fully exploit or license its Intellectual Property rights with respect to any products not considered to be Alberta Licensed Products, subject however to the provisions of Section 3.2.

3.2 Additional Licenses: Subject to the terms and conditions of this Agreement and provided that Western elects to commence Phase II within ninety days of the completion of Phase I, Altair shall grant to Western, upon the commencement of Phase II:

         (a) an exclusive license, with a right to grant sublicenses to third parties (provided that no such sublicense shall be further sublicensable), under Altair's Intellectual Property rights, to make and have made Licensed Products from Oil Sands Resources, Primary Ore Resources or any other titanium resource located in Canada and in Minnesota ("Canada and Minnesota Licensed
              Products"), and to use, offer for sale, sell, or otherwise distribute Canada and Minnesota Licensed Products worldwide ("License #2"). License #2 is exclusive with respect to Oil Sands Resources, Primary Ore Resources and other titanium resources located in Canada and Minnesota only and Western shall have no right pursuant to License #2 to make, use or sell Licensed Products derived from resources located outside of Canada and Minnesota. Moreover, License #2 shall not be deemed to restrict in any way Altair's right to fully exploit or license its Intellectual Property rights with respect to any products not considered to be Canada and Minnesota Licensed Products (subject however to the provisions of Subsection 3.2(b) of this Agreement); and
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

         (b) an exclusive license, with a right to grant sublicenses to third parties (provided that no such sublicense shall be further sublicensable), under Altair's Intellectual Property rights, to make and have made Licensed Products derived from any worldwide Oil Sands Resources ("Other Licensed Products"), and to use, offer for sale, sell, or otherwise distribute Other Licensed Products worldwide ("License #3"). License #3 is exclusive with respect to Oil Sands Resources only and Western shall have no right pursuant to License #3 to make, use or sell Licensed Products derived from any other materials. Moreover, License #3 shall not be deemed to restrict in any way Altair's right to fully exploit or license its Intellectual Property rights with respect to any products not considered to be Other Licensed Products.

3.3      License Conversion/Termination:

         (a) In the event that (i) the parties do not complete Phase I within eighteen months of the Effective Date (the "Phase I Time Period", provided that the Phase I Time Period may be extended pursuant to the terms of Section 2.6 above); or (ii) Western does not elect to commence Phase II within ninety days of the completion of Phase I, then, notwithstanding any other provision of this Agreement, all licenses granted by Altair to Western under this Agreement shall terminate immediately.

         (b) In the event that (i) the parties fail to complete Phase II within the time period established by the parties in the Phased Development Plan (the "Phase II Time Period"), and (ii) Western fails to spend at least US$25 million on goods or services described in Phase II of the Phased Development Plan during the Phase II Time Period, then: (x) notwithstanding any other provision of this Agreement, License #2 and License #3 shall terminate immediately at the end of the Phase II Time Period; (y) License #1 shall convert to a non-exclusive license immediately at the end of the Phase II Time Period and shall continue, on a non-exclusive basis, until this Agreement (or License #1) expires or is terminated in accordance with its terms; and (z) all of the other terms of this Agreement applicable to License #1 shall remain unchanged, including, without limitation, Western's obligation to pay royalties in accordance with the terms of
              Article 4.

         (c) In the event that (i) the parties successfully complete Phase II within the Phase II Time Period, or (ii) Western spends at least US$25 million on goods or services described in Phase II of the Phased Development Plan during the Phase II Time Period, then License #1 shall continue, on an exclusive basis, until this Agreement (or License #1) expires or is terminated in accordance with its terms.

         (d) In the event that (i) Altair grants License #2 and License #3 to Western in accordance with the provisions of Section 3.2 of this Agreement; (ii) the parties fail to complete Phase III within the time period established by the parties in the Phased Development Plan (the "Phase III Time Period"), and (iii) Western fails to spend at least US$5 million on goods or services described in Phase III of the Phased Development Plan during the Phase III Time Period, then, notwithstanding any other provision of this Agreement, License #2 and License #3 shall be terminated immediately at the end of the Phase III Time Period.

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

         (e) In the event that (i) Altair grants License #2 and License #3 to Western in accordance with the provisions of Section 3.2 of this Agreement; (ii) the parties fail to complete Phase III within the Phase III Time Period, and (iii) Western spends at least US$5 million, but less than US$50 million, on goods or services described in Phase III of the Phased Development Plan during the Phase III Time Period, then (x) License #2 and License #3 shall convert to non-exclusive licenses immediately at the end of the Phase III Time Period and shall continue, on a non-exclusive basis, until this Agreement (or License #2 or License #3, as applicable) expires or is terminated in accordance with its terms; and (y) all of the other terms of this Agreement applicable to License #2 and License #3 shall remain unchanged, including, without limitation, Western's obligation to pay royalties in accordance with the terms of Article 4.

         (f) In the event that (i) Altair grants License #2 and License #3 to Western in accordance with the provisions of Section 3.2 of this Agreement, and (ii) Phase III is successfully completed or Western spends at least US$50 million on goods or services described in Phase III of the Phased Development Plan during the Phase III Time Period, then License #2 and License #3 shall continue on an exclusive basis until this Agreement is terminated in accordance with its terms.

         (g) For purposes of this Agreement, a Phase will be deemed complete when (i) Altair and Western have completed all of the tasks as mutually agreed by Western and Altair and all of the deliverables required under the applicable section of the Phased Development Plan (as mutually agreed by the parties) have been delivered; and
              (ii) Western has made all payments required in connection with the work performed by Altair pursuant to such Phase. The parties may also at any time, by mutual agreement, declare a Phase to be complete.

         (h) The parties may at any time extend any of the time periods or modify any of the dollar amounts referenced in this Section 3.3 by mutual agreement.

                                    ARTICLE 4
                                    ROYALTIES

4.1 Initial Up-Front Fee: Upon execution of this Agreement, Western shall pay Altair an up-front royalty of US$100.00, representing partial payment for License #1.

4.2 Up-Front Fee For License #2 and License #3: In the event that Altair grants License #2 and License #3 to Western in accordance with the terms of Section 3.2, Western shall pay Altair a second lump-sum royalty of US$100.00, representing partial payment for License #2 and License #3.

4.3 Running Royalties: Western shall pay Altair running royalties for the licenses granted hereunder as follows:

         (a)  General Royalty Rate

              (i) Except as otherwise provided in Subsection 4.3(b), Western shall pay Altair running royalties in the amount of two percent (2%) of Western's Net Sales Revenue for Licensed Products produced under License #1, License #2 or License #3.

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

         (b) Resources Located In Minnesota

              (i) Western shall pay Altair running royalties on Western's Net Sales Revenue for Licensed Products produced under License #2 and derived from resources located in Minnesota in accordance with the following schedule:

                   (A) During the period of time beginning with the commencement of operations through the date that is three years following the commencement of Commercial Production for a given production facility, Western shall pay Altair two percent (2%) of Western's Net Sales Revenue from such production facility.

                   (B) During the second three years following commencement of Commercial Production from a given production facility, Western shall pay Altair three percent (3%) of Western's Net Sales Revenue from such production facility.

                   (C) At any time following the sixth anniversary of the commencement of Commercial Production from a given production facility, Western shall pay Altair four percent (4%) of Western's Net Sales Revenue from such production facility.

         (c) Sublicensees

         (i) Western shall pay Altair running royalties on the Net Sales Revenue
             of  Western's   sublicensees   in  accordance  with  the  following
             schedule:

                   (A) During the period of time beginning with the commencement of operations through the date that is *** following the commencement of Commercial Production for a given production facility of a Western sublicensee, Western shall pay Altair *** of the Net Sales Revenue from such production facility, regardless of whether the Licensed Products produced at such facility were derived from Primary Ore Resources, Oil Sands Resources or any other resource and regardless of where such resources are located.

                   (B) During the *** following commencement of Commercial Production from a given production facility of a Western sublicensee, Western shall pay Altair *** of the Net Sales Revenue from such production facility, regardless of whether the Licensed Products produced at such facility were derived from Primary Ore Resources, Oil Sands Resources or any other resource and regardless of where such resources are located.

                   (C) At any time following *** of the commencement of Commercial Production from a given production facility of a Western sublicensee, Western shall pay Altair *** of the Net Sales Revenue from such production facility, regardless of whether the Licensed Products produced at such facility were derived from Primary Ore Resources, Oil Sands Resources or any other resource and regardless of where such resources are located.

***Portions  of  this  page  have  been  omitted   pursuant  to  a  request  for
confidential treatment filed separately with the SEC.

4.4 First Production Facility: With respect to the first commercial TiO2 production facility that either Western or a Western sublicensee owns, operates or otherwise participates in for the production of Alberta Licensed Product, Canada and Minnesota Licensed Product or Other Licensed Product, Western shall only pay 50% (fifty percent) of the running royalty otherwise due under Section
4.3 during the period of time beginning with the commencement of operations through the date that is three years following the commencement of Commercial Production for such production facility. For purposes of clarity, this Section
4.4 is only intended to apply to one production facility.

                                   ARTICLE 5
                           RECORDS, PAYMENT AND AUDIT

5.1 Records: Each party hereunder shall keep full and accurate records of its activities under this Agreement, including in the case of Western records of all sales or disposition of any Licensed Product. Records shall be maintained for five years from the time of each such activity.

5.2 Payment and Reporting: Within forty-five days of the conclusion of each calendar quarter during which running royalties accrue to Altair under the terms of Section 4.3 above, Western shall deliver to Altair:

         (a) a written report of all royalties accrued to Altair during such calendar quarter; and

         (b)  payment in full for such royalties.

5.3 Audit: Each party (the "Audited Party") shall permit auditors designated by the other party (the "Auditing Party") to examine the Audited Party's books and records at the Auditing Party's expense, during normal business hours after three days notice (but no more than four times per year), for the sole purpose of verifying compliance with the terms of this Agreement or enforcing this Agreement. The auditors shall agree in writing in advance of any such audit to be bound as a party to the terms of Article 10 (Confidentiality) and Article 13 (Miscellaneous), and the auditors shall deliver such written agreement to the Audited Party in advance of conducting the audit. The auditors shall convey information learned during any such audit to employees or attorneys of the Auditing Party only on a need to know basis, solely for the purpose of reporting the Audited Party's compliance with this Agreement or enforcing this Agreement. Each party's auditor shall consist of personnel reasonably acceptable to the Audited Party, provided that Western's Vice President of Business Development (or an employee of Western appointed by Western's Vice President of Business Development) is pre-approved herein as auditor on behalf of Western and Altair's Chief Financial Officer (or an employee of Altair appointed by Altair's Chief Financial Officer) is pre-approved herein as auditor on behalf of Altair.

                                   ARTICLE 6
                        INTELLECTUAL PROPERTY DEVELOPMENT

6.1 Ownership of Intellectual Property: With regard to Intellectual Property conceived or arising: (i) in conducting Phase I, Phase II, or Phase III; or (ii) after the Effective Date and prior to the conclusion of the term of any such Phase, by any party relating to Licensed Products or AHPP:

         (a) Any Intellectual Property (including Improvements to the AHPP) Conceived and Developed by both of the parties hereto shall be owned jointly by Altair and Western ("Joint Intellectual Property"). Except as otherwise provided below, each party shall have the royalty free and unrestricted right to utilise and license such Joint Intellectual Property and to make, have made, use, sell, offer for sale, or distribute products or services under such Joint Intellectual Property. Neither party shall, however, have any right to otherwise license any Joint Intellectual Property until it provides written notice to the other party of its intent to do so.

         (b) Notwithstanding the provisions of Subsection 6.1(a) or any other provision of this Agreement, Altair shall not have the right to license or disclose any Joint Intellectual Property to any third party with whom Altair has a confidentiality agreement, license agreement or other agreement (a "Third Party Agreement") if the terms of such Third Party Agreement prevent Altair from licensing any Intellectual Property or Improvements Conceived or Developed under such Third Party Agreement to Western.

         (c) In the event that one party (the "Filing Party") chooses to file for a patent on any Joint Intellectual Property, such party shall advise the other party (the "Non-Filing Party") in writing. The Non-Filing Party then shall advise the Filing Party in writing within thirty days if the Non-Filing Party agrees to share the cost of the patent prosecution 50/50. In the event that the Non-Filing Party does not provide the Filing Party with such written notice of agreement to so share the cost of patent prosecution, the Filing Party may proceed with the patent prosecution at its own expense and shall thereafter be the sole owner of any resulting patent(s). Any such resulting patent(s) shall be Solely Owned Intellectual Property as set forth below and in the event that any such resulting patent(s) are not deemed to be solely and exclusively owned by the Filing Party for any reason, the Non-Filing Party hereby assigns, transfers and conveys to the Filing Party all of its right, title and interest in and to such resulting patent(s). The Non-Filing Party further agrees to assist the Filing Party, at the Filing Party's expense, to further evidence, record and perfect such assignment, and to perfect, obtain, maintain, enforce, and defend any rights so assigned. The Non-Filing Party shall also cooperate with the Filing Party in connection with the Filing Party's efforts to obtain patent protection for such Joint Intellectual Property and the Non-Filing Party and its employees and representatives shall, at the Filing Party's request, execute and deliver any documents, including, without limitation, any patent or other Intellectual Property right assignments or applications, to permit the Filing Party to exercise its rights under this Section 6.1. Subsequently, if the Filing Party desires to cease prosecution and/or maintenance of any such patent applications or patents, then the Filing Party shall provide at least 60 days written notice to the Non-Filing Party, whereupon the Filing Party may assign its rights in such patent applications or patents to the Non-Filing Party and the Non-Filing Party may take over the prosecution and/or maintenance at its own expense. In the event that the Non-Filing Party does provide the Filing Party with written notice of agreement to so share the cost of patent prosecution, the parties shall file and manage the patent prosecution jointly and any resulting patent(s) will be jointly owned by the parties.

         (d) Intellectual Property Conceived and Developed solely by one party ("Solely Owned Intellectual Property") shall be owned solely by the one party.

                                   ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

7.1 Mutual Warranties: Each party represents and warrants to the other party that:

         (a) it is duly organized and subsisting under the laws of the jurisdiction of its incorporation as stated above;

         (b) it has full corporate power and authority to enter into and perform its obligations under this Agreement;

         (c)  to its knowledge,  no person has publicly  disclosed the nature of
              the    research,    evaluation,    development,    and    possible
              commercialisation contemplated by this Agreement;

         (d) the individual executing this Agreement on its behalf has actual authority to bind the party to this Agreement; and

         (e) it has not, as of the date of this Agreement, entered into any contracts, including any licenses, inconsistent with or that would interfere with the performance of its obligations under this Agreement.

7.2 Altair Warranties: Altair represents and warrants to Western that, to Altair's knowledge:

         (a) Altair owns all right, title, and interest in AHPP and all technology provided by Altair or has the right to license the Intellectual Property rights it is licensing to Western under this Agreement, including without limitation in performing Phase I, Phase II, and Phase III;

         (b) as of the Effective Date of this Agreement, the patents and patent applications identified in Exhibit B are the only patents issued to Altair and the only patent applications filed by Altair relating to AHPP or the use of AHPP to make, use, sell, offer for sale, or distribute any Licensed Product;

         (c) the patent claims presently set forth in the patents and patent applications identified in Exhibit B, have not been held invalid or unenforceable by any court or governmental authority, and are not and have not been the subject of any lawsuit, reissue petition, reexamination petition, or similar petition or government action;

         (d) Altair has the skill and staff necessary to perform the tasks and provide the deliverables to Western in accordance with the Phased Development Plan, within the time periods specified in this Agreement and in the Phased Development Plan, and that such tasks and deliverables shall be performed and delivered in a prompt, economical, skilful and careful manner in accordance with professional standards and practices;

         (e) any deliverable provided to Western by Altair in connection with the Phased Development Plan that contains third-party Intellectual Property rights will be properly licensed to Western at no additional cost or expense to Western;

         (f) Altair does not know of any rule, law, or regulation that would invalidate, or interfere with the intention of, any provision of this Agreement or with Altair's ability to carry out its obligations hereunder; and

         (g) EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 7, ALTAIR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AHPP, THE LICENSED PRODUCTS, OR ANY RESULTS THAT MAY BE OBTAINED THROUGH THE WORK TO BE PERFORMED UNDER THE PHASED DEVELOPMENT PLAN AND ALTAIR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE OR COURSE OF DEALING.

7.3 Western Warranties: Western represents and warrants to Altair that, to Western's knowledge:

         (a) Western does not presently contemplate filing any patent applications relating to AHPP or use of AHPP to make, use, sell, offer for sale, or distribute any Licensed Products based on any subject matter Conceived prior to the Effective Date of this Agreement;

         (b) Western does not know of any Intellectual Property or license required for Altair to perform its obligations or exercise its rights under this Agreement other than Intellectual Property licenses from Altair to which Western is expressly granted licensing rights and options in Article 3 of this Agreement; and

         (c) Western does not know of any rule, law, or regulation that would invalidate, or interfere with the intention, of any provision of this Agreement or Western's ability to make, have made, use, or sell Licensed Product as contemplated by this Agreement.

                                    ARTICLE 8
                                 INDEMNIFICATION

8.1 Mutual Indemnification: Each party shall defend, indemnify, and hold harmless the other party and its subsidiaries and affiliates, and their respective directors, officers, employees, and agents, from and against all claims, causes of action, demands, losses, damages, liabilities, settlement amounts, and costs and expenses of any type whatsoever (including reasonable attorneys' fees and costs) arising from or related to any breach of any representation or warranty by the indemnifying party in Article 7 of this Agreement.

8.2 Altair Indemnification: Altair shall defend, indemnify, and hold harmless Western and its subsidiaries and affiliates, and their respective directors, officers, employees, and agents (including without limitation Western's ERA director), from and against all claims, causes of action, demands, losses, damages, liabilities, settlement amounts, and costs and expenses of any type whatsoever (including reasonable attorneys' fees and costs) arising from or related to any claim, action, or proceeding brought by a third party alleging that the AHPP or any Improvement, or any making, using, selling, offering for sale or distribution of any Licensed Product, infringes any Intellectual Property of any third party.

8.3 Western Indemnification: Western shall defend, indemnify, and hold harmless Altair and its affiliates, and their respective directors, officers, employees, and agents, from and against all claims, causes of action, demands, losses, damages, liabilities, settlement amounts, and costs and expenses of any type whatsoever (including reasonable attorneys' fees and costs) arising from or related to any claim, action, or proceeding brought by a third party alleging that Altair's use of technology or information provided by Western in order to, and utilised by Altair solely in order to, perform Altair's obligations under this Agreement infringes any Intellectual Property of any third party.

8.4 Notice & Defense: Promptly after an indemnified party (including its indemnified affiliate, director, officer, employee, or agent as applicable) has received notice of any claim or lawsuit for which the other party has provided indemnification (the "Indemnifying Party") in this Article 8, the indemnified party shall advise the Indemnifying Party of the claim or lawsuit in writing. The Indemnifying Party shall promptly assume responsibility for handling of the defense of such claim or suit on behalf of the indemnified party, provided that the indemnified party may, at its option, select its own counsel for the defense of any matter so long as such counsel and defense does not interfere with the Indemnifying Party's defense of the matter and is at the expense of the indemnified party. In such event, the parties shall promptly inform each other of all settlement discussions and contemplated making of any settlement offers (prior to making any such offer), and each party shall consider the other party's suggestions or requests with regard to any settlement prior to entering into the settlement. In no event, however, shall an indemnified party have the power or right to determine, settle, adjust, or compromise any aspect of the defense in such a fashion as to impose any obligation on the Indemnifying Party without the written consent of the Indemnifying Party.

8.5 Modification at Indemnifying Party's Request: An indemnified party shall, at the reasonable request of the Indemnifying Party made to avoid or mitigate any claim of infringement for which the Indemnifying Party has indemnified the indemnified party under Section 8.2 or 8.3, modify its practice to avoid or mitigate any such claim in such manner in the Indemnifying Party's judgment as may avoid or materially limit such claim, provided that such modification shall not materially increase the expense, lower the efficacy, output, or sales, or interfere with the activities of the indemnified party as contemplated by this Agreement.

                                   ARTICLE 9
                                  INFRINGEMENT

9.1 Third Party Infringement: If Western becomes aware of any product or activity of any third party that may involve an infringement or violation of any Altair patent or other Intellectual Property right, then Western shall promptly notify Altair in writing of such infringement or violation. Altair may in its discretion take or not take whatever action it believes is appropriate; if Altair elects to take action, and if the alleged infringement or violation relates to any Intellectual Property which is the subject of this Agreement, Western will fully cooperate therewith at Altair's expense, including joining as a party, if necessary. If, ninety days after receipt of notice from Western of a third party infringement of any Intellectual Property licensed on an exclusive basis to Western hereunder, Altair has not instituted suit against the infringer seeking to terminate the infringement, Western, so long as such exclusivity remains in effect, may proceed in its own name (or, if required by law, in Altair's name) and at Western's expense to sue the infringer, but only with respect to infringements within the scope of any exclusive license granted to Western. In such event, Altair shall cooperate with and assist Western in connection with any such suit. Western will indemnify Altair for any third-party damages, as well as Altair's expenses, costs and attorneys' fees, in connection with Western's actions under this Section 9.1. Nothing in this Section 9.1 allows Western or requires Altair to disclose Confidential Information of Altair.

9.2 Costs of  Enforcement:  If Altair  initiates and  prosecutes an action under
Section 9.1, all legal expenses (including court costs and attorneys' fees) shall be borne by Altair and Altair shall be entitled to all amounts awarded by way of judgment, settlement or compromise. Notwithstanding the foregoing, if the action relates to any Intellectual Property licensed on an exclusive basis to Western, all amounts awarded to Altair (excluding court costs and attorneys' fees incurred by Altair) shall be for Western's account. Similarly, if Western initiates and prosecutes such an action, all legal expenses (including court costs and attorneys' fees) shall be borne by Western and Western shall be entitled to all amounts awarded by way of judgment, settlement, or compromise.

9.3 Payment of Royalties on Amounts Recovered by Western: The parties agree that any amounts collected by Western in connection with any action under Section 9.1 in excess of the parties' legal expenses shall be considered Net Sales Revenue for which royalties shall be due under Article 4 hereof.

9.4 Survival: This Article 9 shall survive any termination or expiration of this Agreement but only with respect to actions commenced prior to such termination or expiration.

                                   ARTICLE 10
                                 CONFIDENTIALITY

10.1 Confidentiality: All confidential, secret or proprietary information, in whatever form, provided by one party (the "Disclosing Party") to the other party (the "Receiving Party") pertaining to the AHPP or to the Disclosing Party's business, finances, technology, ideas, inventions (whether patentable or not), marketing strategies and/or product offerings that is identified, or would reasonably be understood by the Receiving Party, as being proprietary or confidential (collectively, "Confidential Information") shall be held in strict confidence by the Receiving Party and not disclosed to any third parties except as expressly stated in this Agreement. Notwithstanding the foregoing, no obligation of confidence shall extend to information to the extent that the information:

         (a) is or becomes generally known in the trade or to the public through no fault of the Receiving Party;

         (b) as shown by verifiable written records, was in the Receiving Party's possession prior to disclosure by the Disclosing Party; or

         (c) is disclosed to the Receiving Party by a third party without violation of any obligation of confidence.

In addition, to the extent any Confidential Information is required by order of court or regulatory body to be disclosed by a Receiving Party, the Receiving Party shall advise the Disclosing Party prior to any such disclosure, and shall cooperate with the Disclosing Party at the Disclosing Party's expense, so that the Disclosing Party may have a reasonable opportunity to limit the scope of the disclosure.

10.2 Injunction: Each party, as a Receiving Party, acknowledges that the other party, as a Disclosing Party, will suffer irreparable injury in the event of a breach by the Receiving Party of Section 10.1 above and that monetary damages will be inadequate to compensate the Disclosing Party for the breach. The Receiving Party agrees that, in the event of a breach or threatened breach of
Section 10.1 above, the Disclosing Party shall be entitled to a temporary, preliminary, and permanent injunction to prevent or restrain any breach, in addition to any other rights, remedies, or damages available at law or in equity.

10.3 Public Announcement: Without the prior written consent of the other party, neither party shall make any public announcement or press release or otherwise disclose to any third party any terms or conditions of discussions between the parties or any matter set forth herein, or the existence of discussions and negotiations between the parties on the matters set forth herein, except:

         (a) to the extent necessary to comply with, or as required by, applicable law (including, without limitation, applicable securities laws) or pursuant to legal process, proceeding or order;

         (b)  to  potential   investors   pursuant  to  written   non-disclosure
              agreements; or

         (c)  to  accountants,   attorneys,  financial  consultants,  and  other
              professional advisors who are bound by a duty of confidentiality.

Upon execution of this Agreement, the parties shall issue a joint press release in the form of Exhibit C. Notwithstanding the foregoing limitations, the parties shall use reasonable efforts to promptly agree upon the text of any subsequent public statements to be issued by the parties.

10.4 Tax Structure: Notwithstanding anything to the contrary in this Agreement, each party (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to either party relating to such tax treatment and tax structure, except to the extent confidentiality of such tax treatment or tax structure is reasonably necessary to comply with securities laws.

10.5 Western Joint Venture Partners: Notwithstanding anything contained in this Agreement, Altair recognizes that Shell Canada Limited and ChevronTexaco are joint venture partners of Western and that the joint venture is currently mining oil sands and producing crude in the Athabasca region of Alberta, Canada; that the joint venture partners are also involved in many businesses worldwide including conventional oil and gas and oil sands exploration, production, development, refining, marketing, petrochemical and others; that the joint venture partners conduct research, studies, analysis and carry on many varied businesses and develop technologies, certain of which may be very similar to the technology developed by Altair, and they may use similar or like technology, know-how, methodologies, procedures, systems or processes (the "Technologies") as those used or contemplated by Altair. In this regard, Western, Shell Canada Limited, ChevronTexaco and their affiliates, share certain of their confidential information relating to the foregoing with each other. Provided that Western is in compliance in all material respects with its confidentiality obligations hereunder, Altair agrees that nothing contained in this Agreement shall (i) impair, restrict, preclude, inhibit, limit or otherwise prevent Shell Canada Limited, ChevronTexaco or Western or any of their affiliates from conducting any of their businesses or developing or using any of the Technologies in any manner whatsoever, or (ii) create any liability or obligation of any nature as a result of the conduct of their businesses or use of the Technologies.

                                   ARTICLE 11
                                   TERMINATION

11.1 Termination of Agreement: Unless sooner terminated in accordance with the terms of this Article 11, this Agreement shall remain in full force and effect until the last claim of any patent covering the Licensed Products expires.

11.2 Termination of License: Altair may terminate this Agreement or one or more of License #1, License #2 and License #3 by written notice of termination of this Agreement or such license(s) to Western in the event that Western:

         (a) materially breaches any term of this Agreement, and such breach remains uncured for a period of ninety days (or five business days notice in the case of a failure to pay any monies owed hereunder) after receipt of written notice from Altair of such breach;

         (b)  commences  dissolution  proceedings  or  liquidation,   or  ceases
              conducting operations;

         (c) is the subject of an involuntary petition in bankruptcy, or an insolvency proceeding, that is not dismissed within ninety days after filing of the petition;

         (d)  voluntarily files a petition in bankruptcy; or

         (e) makes an assignment for the benefit of creditors or is subject to appointment of a receiver.

This Agreement shall also terminate upon the termination of all licenses granted by Altair to Western hereunder.

11.3 Return of Confidential Information: Upon any termination of this Agreement, each Receiving Party shall immediately return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in its possession or control except for one archival copy and copies reasonably required to perform post-termination obligations or exercise post-termination rights under this Agreement. In the latter event, all copies other than one strictly archival copy shall be immediately returned to the Disclosing Party or destroyed when no longer needed to so perform or exercise rights. Any Receiving Party electing to destroy rather than return information hereunder shall have an officer of the Receiving Party immediately certify the destruction, including the full scope of the destruction, in writing to the Disclosing Party.

11.4 Not Sole Remedy: Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

11.5 Survival: Articles 1, 5, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive any termination or expiration of this Agreement in accordance with their terms.

                                   ARTICLE 12
                             LIMITATION OF LIABILITY

EXCEPT FOR ANY OBLIGATIONS ARISING UNDER SECTION 10 (CONFIDENTIALITY), OR ACTIONS OF WESTERN OR WESTERN'S ERA DIRECTOR BEYOND THE SCOPE OF THE LICENSES GRANTED HEREUNDER, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY, THEIR OFFICERS, DIRECTORS OR AFFILIATES BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

EXCEPT FOR ANY OBLIGATIONS ARISING UNDER SECTION 8 (INDEMNIFICATION) OR SECTION 10 (CONFIDENTIALITY) OR ACTIONS OF WESTERN OR WESTERN'S ERA DIRECTOR BEYOND THE SCOPE OF THE LICENSES GRANTED HEREUNDER, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED THE LESSER OF (I) AN AMOUNT EQUAL TO THE TOTAL AMOUNT OF MONEY SPENT BY WESTERN UNDER THE PHASED DEVELOPMENT PLAN BEFORE THE APPLICABLE CAUSE OF ACTION AROSE, AND (II) $50 MILLION, REGARDLESS OF THE FORM OF CLAIM OR ACTION.

THIS ARTICLE 12 SHALL NOT LIMIT EITHER PARTY'S LIABILITY FOR THE DEATH OR BODILY INJURY OF A PERSON.

                                   ARTICLE 13
                                 MISCELLANEOUS

13.1 Headings: Headings in this Agreement are for convenience and shall not affect construction or interpretation of this Agreement.

13.2 Neutral Construction: This Agreement shall be construed and interpreted neutrally and without regard to the party that produced it or any part of it.

13.3 Notices: Any written notice to a party under this Agreement shall be made by (i) facsimile, and (ii) by mail, postage prepaid or reputable commercial express delivery service, to the party's address and facsimile number set forth below or as amended by notice pursuant to this Section 13.3:

If to Altair:                       Mr. Douglas K. Ellsworth
                                    President Altair Nanomaterials, Inc
                                    204 Edison Way
                                    Reno, NV 89502, USA

                                    Phone:  775 858-3740
                                    Fax:    775 856-1619

                                    With a copy to:

                                    Brian G. Lloyd
                                    Stoel Rives LLP
                                    201 South Main Street, Suite 1100
                                    Salt Lake City, Utah  84111
                                    Telephone: (801) 328-3131
                                    Facsimile: (801) 578-6999

If to Western:                      Mr. Raymond L. Morley
                                    Vice President Business Development
                                    Western Oil Sands Inc.
                                    2400, 400 - 2nd Avenue S.W.
                                    Calgary, Alberta T2P 5E9
                                    Canada

                                    Phone:  (403) 233-1700
                                    Fax:    (403) 296-0122

                                    With a copy to:

                                    Corporate Secretary
                                    Western Oil Sands Inc.
                                    2400, 400 - 2nd Avenue S.W.
                                    Calgary, Alberta T2P 5E9
                                    Canada

                                    Phone:  (403) 233-1700
                                    Fax:    (403) 296-0122

13.4 Amendments: This Agreement shall not be amended except by a written instrument executed by the parties hereto or their respective permitted successors or assigns.

13.5 Non-waiver: No waiver of any provision or obligation under this Agreement shall constitute or provide a waiver of any other provision or subsequent obligation under this Agreement.

13.6 Force Majeure: No party shall be deemed to be in breach for non-performance under this Agreement (except for non-performance of obligations to pay money or obligations under Section 10 hereof (Confidentiality)), so long as its non-performance is due to labour unrest, natural disaster or Act of God, act of war or terrorism, or other cause beyond the reasonable control of the party, provided however that lack of financing shall in no event be deemed such a cause and provided further that, in the event any force majeure is not removed within ninety days after its first interference with the party's performance, the other party shall have the right to terminate this Agreement upon thirty days written notice in advance to the non-performing party.

13.7 Governing Law: The provisions of this Agreement shall be governed and construed in accordance with the laws of the province of Alberta, Canada, without regard to rules regarding conflicts of laws. Any dispute under or relating to this Agreement shall be settled by arbitration.

13.8 Arbitration: Except that either party may seek injunctive or other similar relief from a court of competent jurisdiction, any dispute, controversy or claim arising out of or relating to this Agreement, or the negotiation or breach, termination or validity thereof (a "Dispute"), shall be settled by arbitration pursuant to the rules of the Arbitration Act (Alberta) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in Calgary, Alberta, shall apply the substantive law of the Province of Alberta and shall be conducted before a single arbitrator mutually agreeable to the parties hereto, or if no agreement can be reached on the selection of such arbitrator, then any party may apply to the courts of the Province of Alberta to appoint an arbitrator. The cost of the arbitration, including the fees and expenses of the arbitrator, shall be shared as to 50% by Western and 50% by Altair. Each party shall bear its own cost of preparing and presenting its case. The arbitration award (the "Award") shall be presented to the parties in writing, and upon request of any party hereto, shall specify the factual and legal bases for the Award. The Award may be confirmed and enforced in any court of competent jurisdiction. Any party to the arbitration may, before the Award is rendered and/or complied with, apply to any court having jurisdiction to enforce any interim award of the arbitrator granting provisional, injunctive or other interim equitable relief ("Interim Award"). Except as required by law or as necessary in court proceedings to enforce this arbitration provision or any Award or Interim Award, none of the parties to the arbitration nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the other parties hereto. There shall be no appeal to the court from any Award or Interim Award.

13.9 Further Assurances: Each party shall promptly execute all documents, and perform such other acts, as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

13.10 Time of Essence: Time shall be of the essence of this Agreement.

13.11 Entire Agreement: This Agreement (together with the Exhibits attached hereto) constitutes the entire Agreement of the parties, and supersedes all prior agreements, promises, or understandings relating to the subject matter of this Agreement.

13.12 Assignment: Neither party may assign its rights or obligations under this Agreement without the other party's prior written consent, except that:

         (a) Western may assign this Agreement to any subsidiary or affiliate of Western or any party that acquires substantially the entire business of Western involved in developing and selling Licensed Products; and

         (b) Altair may assign this Agreement to any party that acquires substantially the entire business of Altair involved in developing the technology or Intellectual Property rights licensed to Western under this Agreement.

Any assignment in violation of this Section 13.12 is void.

13.13 Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

13.14 Severability: If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

13.15 Export Control. Subject to Canadian law, each party shall comply with all applicable export laws, restrictions, and regulations of any United States or foreign agency or authority and will not export or re-export, or authorize the export or re-export of any product, technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any such laws, restrictions or regulations.

13.16 Currency: Unless otherwise expressly provided herein, all money and other financial references used in this Agreement, including its exhibits and appendices, shall be to U.S. dollars.

         IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first written above by their authorized agents as set forth below.

Altair Nanotechnologies, Inc.            Western Oil Sands Inc.
By: /s/ William Long                     By: /s/ Guy J. Turcotte
    ---------------------------------       ------------------------------------
Name: William Long                       Name: Guy J. Turcotte
Office: Chief Executive Officer          Office: President & CEO


Altair Nanomaterials, Inc.
By: /s/ D. K. Ellsworth
    ---------------------------------
Name: Doug Ellsworth
Office: President

                                                                    Exhibit A
                                                      Phased Development Plan
--------------------------------------------------------------------------------


                                    Exhibit A

                             Phased Development Plan

This Phased Development Plan, as from time to time may be amended, modified, supplemented or updated (the "Phased Development Plan") is incorporated into and made a part of that certain License Agreement for Altair TiO2 Pigment Technology between Altair Nanotechnologies, Inc. and Altair Nanomaterials, Inc. (collectively, "ALTAIR") and Western Oil Sands Inc. ("WESTERN") entered into effective as of January ______, 2004 (the "Agreement"). Any capitalized terms used in this Phased Development Plan which are not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

Western's Heavy Minerals Upgrade Project - Zircon, Rutile, Ilmenite and Leucoxene Mineral Resource

WESTERN would like to develop business opportunities by capitalising on the concentrations of titanium and zirconium in certain heavy mineral deposits. ALTAIR has a proprietary process that extracts Ti values from ilmenite ore to produce pigment grade TiO2 (which is referred to herein as the AHPP (as defined in the Agreement)). In addition, ALTAIR possesses certain hydrometallurgical, mineral processing, mineralogical and analytical capabilities required to optimize heavy mineral recoveries from a variety of mineral resources. WESTERN is interested in evaluating and licensing the AHPP for the purpose of applying it to various heavy mineral concentrates. Western's ERA director has been retained by WESTERN to direct WESTERN's Energy Research Alliance group that will oversee this project.

A phased approach is proposed that will enable WESTERN to evaluate the AHPP, make informed decisions and, subject to the terms and conditions of the Agreement, earn technology licenses. The first phase of development will take approximately 12-18 months and will culminate in a preliminary engineering feasibility study.

Each phase will be used to improve the cost estimates and operating parameters before moving on to the next stage of capital investment risk. As each phase is completed, WESTERN will evaluate the success and determine whether or not it will continue the program.

The development phases include: 1) resource evaluation, piloting, TiO2 pigment demonstration and engineering feasibility study; 2) semi-commercial demonstration plant operating at 5,000-10,000 tons per year for market testing;
3) single-line plant producing about 25,000 tons per year of finished TiO2 pigment that could be expanded to three lines as soon as the first line of production proves feasible.

                                                                    Exhibit A
                                                      Phased Development Plan
--------------------------------------------------------------------------------

In order to reduce the risk to WESTERN, a staged development plan for the initial phase is proposed to enable WESTERN to make informed decisions on whether it can successfully enter the TiO2 pigment and/or titanium containing product business. This phase consists of four development stages including: 1) resource evaluation and mineral beneficiation to produce a product for leaching;
2) large batch preparation and digestion efficiencies and evaluation; 3) large batch purification, spray hydrolysis, calcination and milling; and 4) an engineering feasibility study.

The estimated budgets listed in this Phased Development Plan are all-inclusive with overhead, reagents, expenses and equipment all built into the prices. The parties acknowledge and agree that the estimated budgets provided herein are merely estimates, that neither party shall be bound to or limited by such estimates, and that the actual invoice amounts to WESTERN will be based on actual hours worked, expenses incurred and contractor's direct invoices; notwithstanding the foregoing, to the extent that ALTAIR determines that its actual costs will exceed those set out in the estimated budgets, ALTAIR shall obtain prior written consent from WESTERN prior to incurring such costs, such consent not to be unreasonably withheld.

WESTERN shall pay ALTAIR for all work performed under this Phased Development Plan in accordance with ALTAIR's then-current billing rates, as such rates may be modified by ALTAIR from time to time. ALTAIR's current billing rates are listed in Appendix I. These rates will remain in force during Phase I of the program. In addition, WESTERN shall reimburse ALTAIR for any costs and expenses incurred by ALTAIR in connection with the work to be performed hereunder, including, without limitation, the costs of any contractors retained by the parties. All compensation, fees, expense reimbursements and other amounts owing to ALTAIR from WESTERN shall be due and payable within thirty (30) days after the date of ALTAIR's invoice therefor. ALTAIR shall have the right to invoice WESTERN on a monthly basis.

ALTAIR shall not purchase any equipment with a value of more than $250 without the prior written consent of WESTERN.

Characterization work will be conducted as required to determine the feasibility of extracting commercial values from WESTERN process tailings. Characterization procedures and outcomes are outlined in Appendix II.

Every three months ALTAIR and WESTERN shall review budgets and recommend changes wherever needed. Notwithstanding the foregoing, WESTERN may from time to time, in its sole discretion, revise the scope and the nature of the tasks and deliverables to be completed by ALTAIR under each Phase of the Phased Development Plan.

                                                                    Exhibit A
                                                      Phased Development Plan
--------------------------------------------------------------------------------

Phase I:

Resource evaluation, piloting, demonstration and engineering feasibility study ~ 12-18 months

Objective: Prove processing technology for upgrading Western Oil Sands thickener underflow tailings directly to produce zircon, rutile and TiO2 pigment and/or pigment helper. An intermediate centrifuge tailings material, provided by others, that is already upgraded to approximately 10% TiO2 will be supplied to accelerate our understanding of WESTERN's resource. The outcome of Phase I will be a preliminary engineering feasibility study.


Stage I: Resource Evaluation
Samples of both WESTERN thickener underflow and centrifuge tailings from another source have been shipped or are being prepared for shipment. Centrifuge tailings are the intermediate concentrate desired for the final beneficiation and upgrade and will be compared to the WESTERN tailings. The following tasks are required to support the economic evaluation of the mineral resources.

Tasks:
1. Characterize materials as-received - SEM, XRD, OM, ICP suite, moisture, loss on ignition, carbon and sulfur.
2. Roast to burn off residual organic bitumens and asphaltenes. Alternatively WESTERN could use third party technology to remove/recover the asphaltene fraction.
3. Characterize roasted residue - SEM, XRD, OM, ICP suite, moisture, loss on ignition, carbon and sulfur. 4. Perform Sieve Fraction analysis; determine weight percent of each fraction, mineral content, chemical analysis, XRD and SEM. Determine fraction having highest heavy mineral concentrate and perform heavy liquid sink/ float analysis of that fraction, weight percent of each sink/float fraction, mineral content of each sink/float fraction using OM, XRD and SEM, chemical analysis of each sink/float fraction.
5. Perform preliminary density and/or flotation tests to determine Ti and Zr minerals upgrade feasibility, chemically and mineralogically characterize density and flotation concentrates and tailings.
6. Prepare report and assess viability to process WESTERN material using the ALTAIR hydrochloride process. Compare and contrast Suncor to WESTERN materials.

Duration: Approximately 4 months to complete from date of signing. Estimated Cost: See Appendix III: US$104,600.

                                                                    Exhibit A
                                                      Phased Development Plan
--------------------------------------------------------------------------------
Stage 2: Centrifuge Tailings Resource preparation and Digestion

Evaluate the feasibility of beneficiating valuable heavy minerals and extracting Ti from mineral concentrates derived from third party centrifuge tailings. If Stage 1 results are positive and a titanium concentrate can be produced, samples from WESTERN resources shall follow after a large sample is produced in mini circuit the same path below.

Tasks:
1. Produce approximately 100 kgs of WESTERN resource sample for concurrent testing with the Centrifuge Tailings sample
2. Perform crucible tests to determine minimum temperature required to remove organic phase. Characterize inorganic residue after roasting.
3. Prepare approximately 100 kilograms of centrifuge tailing material by roasting in a 6" rotary calciner using criteria determined in #1.
4. Beneficiate and recover heavy mineral concentrates including ilmenite, leucoxene, rutile and zircon.
5.       Determine quantities of each fraction.
6.       Determine  quality of each  fraction by using XRD, SEM, OM and chemical analysis.
7. Digest approximately 30 kg of the ilmenite/leucoxene concentrates. Perform 6 tests in different leaching conditions, cleanup and interpretation. Consider alternative filtration methods.
8.       Perform chemical analysis of the resulting digestates.
9.       Perform chemical and mineralogical analysis of the residue.
10.      Perform a material balance of the chemical components.
11. Prepare report and assess the viability of using the ALTAIR digestion process on centrifuge tailings titanium mineral concentrates.

Duration: Approximately 4 months
Estimated Budget: See Appendix IV: US$192,600

Stage 3:  Large batch SX purification, spray hydrolysis, calcination and milling

Prove and refine purification/pigment formation using digestion liquors derived from Stage 2 testing.

Tasks:
1.       Reduce,  crystallize  and filter iron chloride from the leach solution.
         2. Chemically characterize filtrate. 3. Run continuous solvent extraction using SX1 standard conditions to separate Ti.
4. Run continuous solvent extraction using SX2 standard conditions to remove traces of iron from Ti aqueous solution.
5.       Spray hydrolyze using standard  pigment  conditions.

                                                                    Exhibit A
                                                      Phased Development Plan
--------------------------------------------------------------------------------

6.       Calcine using standard pigment conditions.
7.       Mill to primary pigmentary particles.
8.       Characterize pigment base.
9. Prepare report and assess the viability of the purification process to the Suncor titanium concentrates.

Duration: approximately 4 months
Estimated Budget:  See Appendix V - US$195,000


Stage 4:  Preliminary Engineering Feasibility Study

BHP Minerals contracted Davy International in 1995 to perform a pre-feasibility study on a technology that ultimately lead to the Ilmenite Upgrade Technology as it is today and much of the information derived from that study is still valid. A 2003 feasibility study is required to update the information. ALTAIR has been presented with proposals from two international engineering companies that provide an estimate of cost between $50,000 and $75,000. ALTAIR and WESTERN will agree on a suitable engineering contractor to perform the work and ALTAIR will provide all the engineering details and part time engineering assistance.

Duration: approximately 4 months
Feasibility Study Cost:  approximately US$100,000
Estimated Budget: See Appendix VI, US$138,200



Total Phase I Estimated Budget: US$630,400.



Phase II:

Semi-commercial demonstration plant operating at mutually agreed upon tons per year for market testing ~ 2 years

To be constructed at any site of WESTERN's choosing, but preferably at an Albian site near Fort McMurray. Examine the feasibility of purchasing and using the old Kerr McGee Mobile Alabama plant equipment. Equipment is standard, "off-the shelf" chemical industry equipment. The parties shall agree upon the Phase II Time Period and such other details of Phase II as they deem necessary prior to commencing Phase II.

Approximate Cost: ~$25 million, or whatever lower amount is required to complete the construction of a demonstration plant.
Duration: approximately 2 years

                                                                    Exhibit A
                                                      Phased Development Plan
--------------------------------------------------------------------------------

Phase III:

Single-line plant producing mutually agreed upon tons per year of finished TiO2 pigment that could be expanded to three lines as soon as the first line of production proves feasible ~ 2 years

Cost:  to be determined in the engineering feasibility study.
Duration: approximately 2 years

The parties shall agree upon the Phase III Time Period and such other details of Phase III as they deem necessary prior to commencing Phase III.

Appendix I -- Project Team Members and Rates (rates fixed during Phase I)

--------------------------------- ------------------------------------------------------------------- ----------------
Position                          Project Duties                                                      Rates/Hour
--------------------------------- ------------------------------------------------------------------- ----------------
Director R&D and Eng.             Project Director                                                          $106
--------------------------------- ------------------------------------------------------------------- ----------------
Manager Engineering               Oversee Pilot Plant Activities                                            $ 77
--------------------------------- ------------------------------------------------------------------- ----------------
Manager R&D                       Oversee Development Activities                                            $ 82
--------------------------------- ------------------------------------------------------------------- ----------------
Metallurgical Engineer            Pilot Plant Operator and bench scale Engineering                          $ 63
--------------------------------- ------------------------------------------------------------------- ----------------
Metallurgical Engineer            Pilot Plant Operator and bench scale engineering                          $ 75
--------------------------------- ------------------------------------------------------------------- ----------------
Metallurgical Engineer            Pilot Plant Operator and bench scale engineering                          $ 53
--------------------------------- ------------------------------------------------------------------- ----------------
Chief Chemist                     Chemical Characterization                                                 $ 53
--------------------------------- ------------------------------------------------------------------- ----------------
SEM/XRD Spectroscopist            SEM and XRD characterization                                              $ 68
--------------------------------- ------------------------------------------------------------------- ----------------
Analytical Technician             Chemical Characterization                                                 $ 30
--------------------------------- ------------------------------------------------------------------- ----------------
Metallurgical Technician          Pilot Plant Operator and bench technician                                 $ 34
--------------------------------- ------------------------------------------------------------------- ----------------
Design Engineer                   Fabrication, Plant Commissioning, Maintenance, and Repair                 $ 60
--------------------------------- ------------------------------------------------------------------- ----------------
Mechanic Helper                   Pilot Plant Operation                                                     $ 31
--------------------------------- ------------------------------------------------------------------- ----------------
Metallurgical Technician          Mineralogist, pilot plan operator, bench scale engineering                $ 53
--------------------------------- ------------------------------------------------------------------- ----------------

Appendix II  --  Characterization Instrumentation and Techniques


SEM -- Hitachi S4700 Field Emission Scanning Electron Microscope - examine the mineral interactions, clay minerals, and associations of all economic minerals.

EDS -- Oxford Instruments Energy dispersive X-ray micro analysis spectrometer mounted on the Hitachi S4700 Scanning Electron Microscope to determine minor and major elements in micron size structures.

XRD -- Scintag X-1 X-ray diffractometer - scans using an instrument to determine the most predominate crystalline mineral phases.

ICP -- Perkin Elmer Optima 3000 Dual View Inductively coupled argon plasma spectrometry - multi-element analysis for trace, minor and major constituents.

DCP -- Beckman Spectraspan VI Direct Current plasma spectrometry - multi-element analysis for trace, minor and major constituents.

OM -- Optical Microscopy - perform mineral point counts using optical microscopy to determine approximate percentages of valuable minerals and association of gangue to economic minerals.

PSA -- Beckman LS-230 laser scattering particle size analyzer.

SA -- Beckman SA 2100 Surface area analysis using nitrogen.

SG -- Micromerities Helium pyonometer determines specific gravity.

TGA -- Perkin Elemer Thermo - gravimetric analysis.

DTA -- Perkin Elmer Differential thermal analysis.

Appendix  III
                                   Phase I Stage I -- Resource Characterization [split table]
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
      Employee                                     BS        DV       TS        SC        JP       KC       ES         BF
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
      Rate per hour                           $  106     $   77    $  82    $  63      $  75    $  53    $  53      $  68
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
1     Characterize materials as received -        24         24       24       16          16      16       40         16
      SEM, XRD, OM, ICP suite, moisture,
      loss on ignition, carbon, and sulfur.
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
2     Roast to burn off residual organic          24         24       24       24           8       8       40         16
      bitumens and asphaltenes,
      characterize residue
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
3     Perform sieve fraction analysis,                        8                48                           40         32
      determine weight percent of each
      fraction, chemical analysis and
      mineralogical analysis, XRD and SEM
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
4     Determine fraction having highest                                        40                           40         32
      heavy mineral concentrate and perform
      heavy liquid sink/float analysis of that
      fraction, characterize each fraction.
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
5     Develop and perform floatation tests        16        16       16        48                           40         32
      to upgrade Western Oil sands tailings,
      determine weight percent of each
      fraction, determine mineral content
      of each fraction via OM, XRD, and SEM,
      and chemical analysis.
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
6     Prepare report and assess viability         24        24       24        24           8        8
      to process WESTERN material using the
      ALTAIR hydrochloride process.
      Compare and contract centrifuge tails
      materials from other sources to
      WESTERN materials.
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
      Phase I Stage I subtotals               $   9,308  $7,385    $7,192   $12,500    $2,400   $1,692   $10,577    $8,738
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------

      Total ALTAIR Labor and Overhead         $ 84,631
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
      Outside contractor (mineralogist)       $ 10,000
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
      Outside contractor (location            $ 20,000
      consultant)
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
      Minor Equipment                         $ 20,000
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------
      Approximate Budget                      $104,631
----- --------------------------------------- ---------- --------- -------- ---------- -------- -------- ---------- -------

Appendix  III
                                   Phase I Stage I -- Resource Characterization [cont'd]
----- --------------------------------------- --------- -------- -------- --------- --------
      Employee                                   EO        RT       GE       JM        GF
----- --------------------------------------- --------- -------- -------- --------- --------
      Rate per hour                           $  60     $  34    $  53    $  30     $  31
----- --------------------------------------- --------- -------- -------- --------- --------
1     Characterize materials as received -                                   40
      SEM, XRD, OM, ICP suite, moisture,
      loss on ignition, carbon, and sulfur.
----- --------------------------------------- --------- -------- -------- --------- --------
2     Roast to burn off residual organic         24        24       24       40        24
      bitumens and asphaltenes,
      characterize residue
----- --------------------------------------- --------- -------- -------- --------- --------
3     Perform sieve fraction analysis,                     48       48       40
      determine weight percent of each
      fraction, chemical analysis and
      mineralogical analysis, XRD and SEM
----- --------------------------------------- --------- -------- -------- --------- --------
4     Determine fraction having highest                    48       48       40
      heavy mineral concentrate and perform
      heavy liquid sink/float analysis of that
      fraction, characterize each fraction.
----- --------------------------------------- --------- -------- -------- --------- --------
5     Develop and perform floatation tests      24         48       48       40        24
      to upgrade Western Oil sands tailings,
      determine weight percent of each
      fraction, determine mineral content
      of each fraction via OM, XRD, and SEM,
      and chemical analysis.
----- --------------------------------------- --------- -------- -------- --------- --------
6     Prepare report and assess viability
      to process WESTERN material using the
      ALTAIR hydrochloride process.
      Compare and contract centrifuge tails
      materials from other sources to
      WESTERN materials.
----- --------------------------------------- --------- -------- -------- --------- --------
      Phase I Stage I subtotals               $2,862    $5,654   $8,885   $5,962    $1,477
----- --------------------------------------- --------- -------- -------- --------- --------

      Total ALTAIR Labor and Overhead
----- --------------------------------------- --------- -------- -------- --------- --------
      Outside contractor (mineralogist)
----- --------------------------------------- --------- -------- -------- --------- --------
      Outside contractor (location
      consultant)
----- --------------------------------------- --------- -------- -------- --------- --------
      Minor Equipment
----- --------------------------------------- --------- -------- -------- --------- --------
      Approximate Budget
----- --------------------------------------- --------- -------- -------- --------- --------

Appendix  IV
                              Phase I Stage II -- Resource Preparation and Digestion [split table]
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
      Employee                                 BS         DV       TS          SC       JP         KC       ES        BF
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
      Rate per hour                       $  106      $   77    $  82      $  63     $  75      $  53    $  53     $  68
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
1     Perform crucible tests to               40          40       24         24        24                  40
      determine    minimum temperature
      required to remove organic phase.
      Characterize inorganic residue
      after roasting.
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
2     Prepare approximately 100               32          40       24         80                            40
      kilograms of Suncor centrifuge
      tailing material by roasting in a
      6" rotary calciner using criteria
      determined in #1.
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
3     Beneficiate and recover heavy            32         40       24         80       160        160
      mineral concentrates including
      ilmenite, leucoxene, rutile, and
      zircon.
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
4     Determine quantities, XRD, SEM,          32                                                           40        40
      OM, and chemical analysis of each
      fraction..
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
5     Digest approximately 30kg of the         32         80       24         80
      ilmenite/leucoxene concentrates.
      Perform 6 tests in different
      leaching conditions, cleanup, and
      interpretation.  Consider
      alternative filtration methods.
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
6     Perform chemical analysis of the         32                                                           40        24
      resulting digestates and residues.
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
7     Perform a material balance of the         8          8        8           8
      chemical components.
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
8     Prepare report and assess the            40         40        40        24        24         24
      viability of the digestion
      process to the oil sand heavy
      mineral concentrates.
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
      Subtotal Phase I  Stage II          $  26,231   $19,077   $11,769    $18,500   $15,600    $9,731   $8,462    $4,369
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
      Total ALTAIR Labor and Overhead     $152,631
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
      Outside contractor (mineralogist)   $ 10,000
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
      Outside contractor (mineral         $ 20,000
      beneficiation consultant)
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
      Minor Equipment                     $ 10,000
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------
      Approximate Budget                  $192,631
----- ----------------------------------- ----------- --------- ---------- --------- ---------- -------- --------- --------

Appendix  IV
                              Phase I Stage II -- Resource Preparation and Digestion [cont'd]
----- ----------------------------------- -------- --------- --------- --------- --------
      Employee                               EO       RT        GE        JM        GF
----- ----------------------------------- -------- --------- --------- --------- --------
      Rate per hour                       $  60    $  34     $  53     $  30     $  31
----- ----------------------------------- -------- --------- --------- --------- --------
1     Perform crucible tests to                       40        40        24
      determine    minimum temperature
      required to remove organic phase.
      Characterize inorganic residue
      after roasting.
----- ----------------------------------- -------- --------- --------- --------- --------
2     Prepare approximately 100              40       80        80        24        40
      kilograms of Suncor centrifuge
      tailing material by roasting in a
      6" rotary calciner using criteria
      determined in #1.
----- ----------------------------------- -------- --------- --------- --------- --------
3     Beneficiate and recover heavy          40       80        80                  40
      mineral concentrates including
      ilmenite, leucoxene, rutile, and
      zircon.
----- ----------------------------------- -------- --------- --------- --------- --------
4     Determine quantities, XRD, SEM,                                    40
      OM, and chemical analysis of each
      fraction..
----- ----------------------------------- -------- --------- --------- --------- --------
5     Digest approximately 30kg of the       40       80        80                  40
      ilmenite/leucoxene concentrates.
      Perform 6 tests in different
      leaching conditions, cleanup, and
      interpretation.  Consider
      alternative filtration methods.
----- ----------------------------------- -------- --------- --------- --------- --------
6     Perform chemical analysis of the                                    40
      resulting digestates and residues.
----- ----------------------------------- -------- --------- --------- --------- --------
7     Perform a material balance of the
      chemical components.
----- ----------------------------------- -------- --------- --------- --------- --------
8     Prepare report and assess the
      viability of the digestion
      process to the oil sand heavy
      mineral concentrates.
----- ----------------------------------- -------- --------- --------- --------- --------
      Subtotal Phase I  Stage II          $7,154   $9,423    $14,808   $3,815    $3,692
----- ----------------------------------- -------- --------- --------- --------- --------
      Total ALTAIR Labor and Overhead
----- ----------------------------------- -------- --------- --------- --------- --------
      Outside contractor (mineralogist)
----- ----------------------------------- -------- --------- --------- --------- --------
      Outside contractor (mineral
      beneficiation consultant)
----- ----------------------------------- -------- --------- --------- --------- --------
      Minor Equipment
----- ----------------------------------- -------- --------- --------- --------- --------
      Approximate Budget
----- ----------------------------------- -------- --------- --------- --------- --------

Appendix  V
           Phase I Stage III -- Large Batch SX Purification, Spray Hydrolysis, Calcination, and Milling [split table]
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
      Employee                                 BS         DV       TS          SC       JP        KC       ES       BF
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
      Rate per hour                       $  106      $   77    $  82      $  63     $  75     $  53    $  53    $  68
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
1     Reduce crystallize and filter            80          80       80         80
      iron chloride from the leach
      solution.
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
2     Perform chemical analysis on                                                                          40      24
      filtrate.
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
3     Run continuous solvent extraction       160         160      160        160       40        40        40
      using SX1 standard conditions to
      separate Ti.
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
4     Run continuous solvent extraction        20          80       16         80       16                  40
      using SX2 standard conditions to
      remove traces of iron from Ti
      aqueous solution...
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
5     Spray hydrolyze, calcine, and mel        16         16        16        16        16        40
      using standard pigment conditions.
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
6     Characterize pigment base.                                                                            40      40
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
7     Prepare report and assess the            40         40        40         24       24        24
      viability of the purification
      process to the Suncore litanium
      concentrates.
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
      Subtotal Phase I  Stage III         $  33,423   $28,923   $25,500    $22,500   $7,200    $5,500   $8,462   $4,369
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------

      Total ALTAIR Labor and Overhead     $179,031
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
      Outside contractor (mineralogist)   $  4,000
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
      Outside contractor (mineral         $ 12,000
      beneficiation consultant)
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
      Minor Equipment                     $ 10,000
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------
      Approximate Budget                  $195,031
----- ----------------------------------- ----------- --------- ---------- --------- --------- -------- -------- ---------

Appendix  V
           Phase I Stage III -- Large Batch SX Purification, Spray Hydrolysis, Calcination, and Milling [cont'd]
----- ----------------------------------- -------- ---------- --------- --------- --------
      Employee                               EO       RT         GE        JM        GF
----- ----------------------------------- -------- ---------- --------- --------- --------
      Rate per hour                       $  60    $  34      $  53     $  30     $  31
----- ----------------------------------- -------- ---------- --------- --------- --------
1     Reduce crystallize and filter                    80         80
      iron chloride from the leach
      solution.
----- ----------------------------------- -------- ---------- --------- --------- --------
2     Perform chemical analysis on                                         40
      filtrate.
----- ----------------------------------- -------- ---------- --------- --------- --------
3     Run continuous solvent extraction      40       160        160        40        40
      using SX1 standard conditions to
      separate Ti.
----- ----------------------------------- -------- ---------- --------- --------- --------
4     Run continuous solvent extraction      40        80         80        40        40
      using SX2 standard conditions to
      remove traces of iron from Ti
      aqueous solution...
----- ----------------------------------- -------- ---------- --------- --------- --------
5     Spray hydrolyze, calcine, and mel                40         40
      using standard pigment conditions.
----- ----------------------------------- -------- ---------- --------- --------- --------
6     Characterize pigment base.                                           40
----- ----------------------------------- -------- ---------- --------- --------- --------
7     Prepare report and assess the
      viability of the purification
      process to the Suncore litanium
      concentrates.
----- ----------------------------------- -------- ---------- --------- --------- --------
      Subtotal Phase I  Stage III         $4,769    $12,115    $19,038   $4,769    $2,462
----- ----------------------------------- -------- ---------- --------- --------- --------

      Total ALTAIR Labor and Overhead
----- ----------------------------------- -------- ---------- --------- --------- --------
      Outside contractor (mineralogist)
----- ----------------------------------- -------- ---------- --------- --------- --------
      Outside contractor (mineral
      beneficiation consultant)
----- ----------------------------------- -------- ---------- --------- --------- --------
      Minor Equipment
----- ----------------------------------- -------- ---------- --------- --------- --------
      Approximate Budget
----- ----------------------------------- -------- ---------- --------- --------- --------


Appendix  VI
                                 Phase I Stage IV --Engineering Feasibility Study [split table]
----- ------------------------------------------------------ ---------- --------- -------- --------- -------- ------ ------
      Employee                                                    BS        DV       TS        SC       JP      KC    ES
----- ------------------------------------------------------ ---------- --------- -------- --------- -------- ------ ------
      Rate per hour                                          $   106     $   77    $  82    $  63     $  75    $  53  $53
----- ------------------------------------------------------ ---------- --------- -------- --------- -------- ------ ------

1     Support for Engineering Contractor                          80         80       80      80         16      16
----- ------------------------------------------------------ ---------- --------- -------- --------- -------- ------ ------

----- ------------------------------------------------------ ---------- --------- -------- --------- -------- ------ ------

----- ------------------------------------------------------ ---------- --------- -------- --------- -------- ------ ------
      Subtotal Phase I  Stage IV                             $  8,462  $6,154    $6,538   $5,000    $1,200   $846   $0
----- ------------------------------------------------------ ---------- --------- -------- --------- -------- ------ ------

      Total ALTAIR Labor and Overhead                        $ 28,200
----- ------------------------------------------------------ ---------- --------- -------- --------- -------- ------ ------
      Outside contractor (Engineering)                       $100,000
----- ------------------------------------------------------ ---------- --------- -------- --------- -------- ------ ------
      Outside contractor (mineral beneficiation consultant)  $ 10,000
----- ------------------------------------------------------ ---------- --------- -------- --------- -------- ------ ------
      Minor Equipment
----- ------------------------------------------------------ ---------- --------- -------- --------- -------- ------ ------
      Approximate Budget                                     $138,200
----- ------------------------------------------------------ ---------- --------- -------- --------- -------- ------ ------

Appendix  VI
                                 Phase I Stage IV --Engineering Feasibility Study [cont'd]

----- ------------------------------------------------------ ----- ----- ------ ----- ----- -----
      Employee                                               BF    EO    RT     GE    JM    GF
----- ------------------------------------------------------ ----- ----- ------ ----- ----- -----
      Rate per hour                                          $68   $68   $34    $53   $30   $31
----- ------------------------------------------------------ ----- ----- ------ ----- ----- -----

1     Support for Engineering Contractor
----- ------------------------------------------------------ ----- ----- ------ ----- ----- -----

----- ------------------------------------------------------ ----- ----- ------ ----- ----- -----

----- ------------------------------------------------------ ----- ----- ------ ----- ----- -----
      Subtotal Phase I  Stage IV                             $0    $0    $0     $0    $0    $0
----- ------------------------------------------------------ ----- ----- ------ ----- ----- -----

      Total ALTAIR Labor and Overhead
----- ------------------------------------------------------ ----- ----- ------ ----- ----- -----
      Outside contractor (Engineering)
----- ------------------------------------------------------ ----- ----- ------ ----- ----- -----
      Outside contractor (mineral beneficiation consultant)
----- ------------------------------------------------------ ----- ----- ------ ----- ----- -----
      Minor Equipment
----- ------------------------------------------------------ ----- ----- ------ ----- ----- -----
      Approximate Budget
----- ------------------------------------------------------ ----- ----- ------ ----- ----- -----


                                    EXHIBIT B

                     Altair Patents and Patent Applications

Issued Patents:

US Patent 6,375,923, titled "Processing Titaniferous Ore to Titanium Dioxide Pigment," which was filed on February 7, 2000.

International publication number WO 01/00531, "Processing Titaniferous Ore to Titanium Dioxide Pigment."
PCT application filing date: June 14, 2000.
PCT application publication date: Jan 4, 2001.

U.S. Patent 6,548,039, titled "Processing Aqueous Titanium Solutions to Titanium Dioxide Pigment," which was filed on February 14, 2000.

International publication number WO 01/00530 "Processing Aqueous Titanium Solutions to Titanium Dioxide Pigment". PCT application filing date: June 14, 2000. PCT application publication date: Jan 4, 2001.

Patent Applications:

***
Contemplated Applications:

***

***Portions  of  this  page  have  been  omitted   pursuant  to  a  request  for
confidential treatment filed separately with the SEC.

EXHIBIT C

                               Public Announcement

     ALTAIR NANOTECHNOLOGIES AND WESTERN OIL SANDS SIGN TECHNOLOGY LICENSING
                AGREEMENT FOR ALTAIR HYDROCHLORIC PIGMENT PROCESS

RENO, NV - January 23, 2004 - Altair Nanotechnologies, Inc. (Nasdaq:ALTI), a developer and manufacturer of innovative nanomaterial products, has signed an exclusive technology licensing agreement with Western Oil Sands Inc., pertaining to the use of the Altair Hydrochloride Pigment Process (AHPP) to extract heavy minerals from oil sands in Alberta, Canada and produce titanium dioxide pigment.

Under the terms of the agreement, Western Oil Sands will initially evaluate the AHPP to recover titanium and zirconium in heavy mineral by-products from oil sands tailings taken from various oil sands operations in the Athabasca region in Alberta, Canada.

The license is predicated on Western Oil Sands meeting set development milestones and investment levels to enable further development and commercialization in a three-phased, five-year program. Western has the option upon successful completion of the first phase of the Agreement to expand the geographic region and type of resources to which the license applies, based on its level of investment in a demonstration plant and commercial facility utilizing AHPP technology.

"Alberta's oil sands tailings will be an excellent demonstration of the AHPP," said Altair Vice President Doug Ellsworth. "These tailings contain an estimated 10 percent heavy minerals, as compared to 2-4 percent typical in heavy mineral sand deposits worldwide. In addition to producing titanium dioxide pigment, the joint venture will evaluate the economics to extract and sell zircon, and to monetize other valuable byproducts such as asphaltenes."

Altair's proprietary AHHP technology is a comprehensive process for producing white titanium dioxide pigment from a variety of feedstock including hard rock ilmenite ore. It includes a novel combination of processes that extract, purify and form high quality white titanium dioxide pigment. Distinctive features of the process include projected lower operating costs, minimized environmental and health risks and the recycling of all the chemical additives used in the process. The patented technology has also provided Altair the unique ability to produce a wide variety of nanomaterials with narrow particle size control, chemical purity and particle morphology, at reasonably priced tonnage qualities.


                                     - MORE-

    ALTAIR NANOTECHNOLOGIES AND WESTERN OIL SANDS SIGN TECHNOLOGY LICENSING
               AGREEMENT FOR ALTAIR HYDROCHLORIC PIGMENT PROCESS

WESTERN  OIL SANDS INC.
Western Oil Sands is a Canadian oil sands corporation which holds a 20 percent undivided interest in the Athabasca Oil Sands Project (AOSP). Western and its partners has completed construction of the $5.7 billion (Canadian) first phase of the AOSP. Operations commenced in April 2003 and production at the Project continues to progress towards design production rates of 155,000 barrels per day. At these rates, this initial stage of the project will supply the equivalent of 10 percent of Canada's oil needs. For additional information on Western Oil Sands, visit www.westernoilsands.com.

ALTAIR NANOTECHNOLOGIES, INC.
Nanotechnology is rapidly emerging as a unique industry sector. Altair Nanotechnologies is positioning itself through product innovation within this emerging industry to become a leading supplier of nanomaterial technology and nanomaterials worldwide. Altair owns a proprietary technology for making nanocrystalline materials of unique quality both economically and in large quantities. The company is currently developing special materials with potential applications in pharmaceuticals, titanium pigment and metal, batteries, fuel cells, solar cells, advanced energy storage devices, thermal spray coatings, catalysts, cosmetics and environmental remediation. For additional information on Altair and its nanoparticle materials, visit www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks include the risks that the results of the initial testing of the use of the AHPP may yield negative results, that Western Oil Sands will determine for any of various reasons not to proceed to commercialization of the project or that even if commercialization occurs, production does reach projected levels or that costs exceed projections. All forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

                                    # # # #

                                    EXHIBIT D

List of Third Party Confidentiality Agreements, License Agreements and Other Agreements

         o    Technology    Investment   Agreement   between   Titanium   Metals
              Corporation and Altair Nanomaterials, Inc. dated January 8, 2004.